Exhibit 10.6

COSMO SENIOR BORROWER LLC

4285 Polaris Avenue

Las Vegas, Nevada 89103

July 29, 2008

CONFIDENTIAL

Nathan Hong

The Cosmopolitan Resort & Casino

4285 Polaris Avenue

Las Vegas, Nevada 89103

RE:	Transition Agreement

Dear	Nathan:

Cosmo Senior Borrower LLC (the “Company”) is pleased to present this transition agreement for your continued employment in your current position of Chief Development Officer. This letter of agreement (this “Letter of Agreement”) formally presents the specifics of the transition agreement:

1.	From and after the date of this Letter of Agreement, your current 2008 base salary of $750,000 per annum will be paid every two weeks in arrears, commencing on or about June 4, 2008 (each such date, a “Payment Date”) or otherwise in accordance with the normal payroll practices of the Company.

2.	This agreement will expire on February 28, 2009 (such date, the “Expiration Date”), unless extended by mutual agreement of the employee and the Company. Any obligation by the Company under this Letter of Agreement to make payments to you after the Expiration Date shall survive the Expiration Date, and any such payments shall be made by the Company notwithstanding the occurrence of the Expiration Date.

3.	The Company will use commercially reasonable efforts to transition your employment to a third party purchaser of the Cosmopolitan Resort & Casino (the “Project”), under the same employment terms described in this Letter of Agreement, subject to approval of the third party purchaser; it being acknowledged and agreed that (i) no third party purchaser is under any obligation to offer you such employment, and (ii) neither the Company nor any other person has provided you with any assurances or guarantees that such employment will be available.

4.	You will receive a bonus, payable in installments as follows (collectively, the “Bonus”):

(a)	an amount equal to 33% of your annual salary, payable no later than one (1) business day after the earliest of (i) the date the Project is transferred to a third party purchaser, or (ii) the Expiration Date assuming you remain employed by the Company on that date;

(b)	an amount equal to 25% of your annual salary (with respect to amounts earned in 2007), payable on the first Payment Date following the date of this Letter of Agreement;

(c)	at the discretion of the Company, an amount equal to up to 25% of your annual salary (with respect to amounts earned in 2008), payable on the first Payment Date occurring in February, 2009; and

(d)	an amount equal to $1,500,000, which will be payable 30 days after the substantial completion of the Project and its opening for business.

5.	For purposes of this Letter of Agreement, “cause” will mean a termination of your employment with the Company because of: (i) your willful failure to perform your duties as an employee of the Company after written notice to you and a 20 calendar day opportunity to cure such failure, provided such failure is susceptible of cure, (it) your conviction of, or plea of no contest to, a felony or other crime involving moral turpitude, (iii) any act or omission by you that is the result of your willful misconduct or gross negligence and that is materially injurious to the financial condition, business or reputation of the Company, or (iv) a material breach by you of your duties under this letter agreement after written notice to you and a 20 calendar day opportunity to cure such failure, provided such failure is susceptible of cure.

6.	In the event your employment is terminated (other than a termination for cause) prior to the Expiration Date (such date of termination, the “Termination Date”), you will receive a lump sum severance payment equal to the sum of the following:

(a)	in the event the Termination Date occurs prior to the substantial completion of the Project and its opening for business, an amount equal to (x) the portion of the Bonus payable pursuant to Section 4(d) above, multiplied by (y) the lesser of (I) 100% and (II) a fraction, expressed as a percentage, the numerator of which is the number of days which have elapsed from the date of this Letter of Agreement through and including the Termination Date, and the denominator of which is 547, multiplied by (z) a percentage equal to the Applicable Bonus Percentage (defined below); provided, however, that from and after the Expiration Date, the payment under this Section 6(a) shall be made if and only if you are retained by a third party purchaser of the Project as contemplated in Section 3, it being agreed that, from and after the Expiration Date, such payment shall be solely the obligation of any such third party purchaser, and shall not be the obligation of the Company, notwithstanding anything to the contrary in Section 2;

(b)	the portion of the Bonus described in Section 4(a) above (provided that for purposes of this Section 6(b), such bonus shall be payable on the date the lump sum severance payment described in this Section 6 is paid), and the total salary that would have been payable to you had your employment continued through and including February 28, 2009; and

(c)	to the extent accrued and earned prior to the date of termination, the portion of the Bonus described in Section 4(c) above.

No other severance or termination payments shall be payable. For purposes of this Section 6, “Applicable Bonus Percentage” shall mean a percentage equal to the following: (i) in the event the Termination Date occurs prior to September 18, 2009, 75%, or (ii) in the event the Termination Date occurs on or after September 18, 2009, (A) 75%, plus (B) a percentage equal to 25% multiplied by a fraction, the numerator of which is the number of days which have elapsed between September 18, 2009 and the Termination Date, and the denominator of which is 90.

7.	You will continue to receive benefits including medical and dental insurance, 401(k) retirement plan, short and long-term disability and life insurance, and paid vacation, commensurate with the level of benefits provided to employees of the Company to the extent that the Company has such plans or policies and to the extent that you are eligible or become eligible under such plans or policies. The Company’s Vacation/Time Off Policy will govern all issues involving your vacation, except as otherwise provided herein. You will be reimbursed coach-class airfare, and related transportation and parking, on a weekly basis, for travel between Northern California and Las Vegas.

8.	It is the Company’s policy that your employment is “at will” and nothing in this Letter of Agreement shall be deemed or construed to create anything other than an “at will” employment relationship (subject to your right to receive any severance payments to the extent provided in Section 6 hereof in the event of your termination). Either you or the Company can terminate the employment relationship at any time, for any reason, with or without notice or cause (subject to your right to receive any severance payments to the extent provided in Section 6 hereof in the event of your termination).

9.	Your employment with the Company is subject to the existing Nondisclosure and Non-Solicitation Agreement between you and the Company.

10.	It is acknowledged and agreed that you hereby release, forever discharge and covenant not to sue DBTCA, the Company, Ian Bruce Eichner, the receiver that has been appointed in respect of the Project, and any other receiver appointed in respect of the Project, any third party purchaser of the Project and each of their respective affiliates, current and former officers, directors, employees and consultants (each, a “Releasee”) from and with respect to any and all claims, actions, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, costs, attorneys’ fees, charges, controversies, promises, defenses, offsets, expenses, compensation and all other liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which you now have, have ever had or may hereafter have against any of the Releasees arising out of or in connection with (i) this offer of employment or the employment arrangement contemplated hereby, and (ii) any previous employment arrangements between you and the Company (or any of its affiliates, including, without limitation, Ian Bruce Eichner), including, without limitation, any bonus payments that may be due or have become due in connection therewith (such bonus payments, the “Potential Bonus Payment Liability”). All Releasees (other than the Company) shall be entitled to rely on this Section 10 as an intended third party beneficiary of this Letter of Agreement. For avoidance of doubt, this Section 10 shall survive the Expiration Date and any termination of your Employment.

11.

This Letter of Agreement supersedes and replaces any existing employment agreement between you and the Company or an affiliate thereof (if any, the “Original Agreement”). You acknowledge and agree that you have received all amounts having become due and payable pursuant to any Original Agreement prior to the effectiveness hereof. In addition, you acknowledge and agree that the agreement of the Company to pay the Bonus and make any additional payments described in Section 6 of this Letter of Agreement represents consideration given by the Company in full settlement and satisfaction of the Potential Bonus Payment Liability.

12.	This Letter of Agreement may not be modified, except by a writing signed by the parties hereto.

We appreciate your continued service on this project and look forward to a successful transition.

[Signature page to follow.]

This offer expires within five (5) calendar days after the date of this letter, unless Company receives a signed copy within that period.

Sincerely,

COSMO SENIOR BORROWER LLC

By:	/s/ Robert J. White
Name: Robert J. White
Title: Receiver
Date:

Employment under the foregoing terms is accepted. I understand and agree that this letter does not constitute a contract of employment that alters the “at will” employment relationship between the Company and me, subject to my right to receive any severance payments to the extent provided in Section 6 in the event of my termination.

Signature:	/s/ Nathan Hong
Name: Nathan Hong

Date:

S-1

January 28, 2008

Nathan Hong

Dear Nathan:

As an additional term of employment of you (the “Executive”), Cosmo Senior Borrower, LLC (the “Company”) hereby agrees that:

Effective upon the receipt by the Company of the Executive’s signed acknowledgement below and continuing through June 30, 2012, in the event of a “Change in Control” (as such term is hereinafter defined), then (a) the Executive shall, at the election of the Company, continue the Executive’s employment with the Company at the Executive’s then Base Salary (as hereinafter defined) for up to six (6) months from the date of such Change in Control to ensure an orderly transition, and (b) the Executive shall be entitled to receive from the Company, on the date of such Change in Control, a lump sum payment equal to (i) twelve (12) months of Executive’s then Base Salary, plus (ii) any and all accrued and unpaid bonuses and vacation pay in accordance with Paragraph 3 of the Executive’s offer letter from the Company dated February 16, 2007 (the “Offer Letter”), plus (iii) the Equity Interest Payout (as hereinafter defined); and, in addition, the Executive shall be entitled to continuation of Executive’s medical benefits for a period of one (1) year from the Executive’s last day of employment with the Company.

For purposes of the foregoing, the following terms have the following meaning:

“Change in Control” means the occurrence of one or more of the following events, but expressly excludes an initial public offering of the capital stock or membership interests of the Company or any of its Affiliates: (a) a merger, consolidation or acquisition in which the Company or an Affiliate is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company or Affiliate was legally organized; (b) an interest-holder approved sale, transfer or other disposition of all or substantially all of the assets of the Company or an Affiliate; (c) a transfer of all or substantially all of the assets of the Company or an Affiliate pursuant to a partnership or joint venture agreement or similar arrangement where the Company’s or Affiliate’s resulting interest in the transferee is less than fifty percent (50%); or (d) a change in ownership of the Company or an Affiliate through or series of transactions, such that any person or related group of persons is or becomes the beneficial owner, directly or indirectly, of interests or securities of the Company or Affiliate representing fifty percent (50%) or more of the combined voting power of its outstanding interests or securities, excluding the interest-holders the Company or Affiliate on the date immediately prior to such transaction. For the purposes of this definition, (a) “Affiliate” means, with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person; (b) “control”, “controlling”, and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity; and (c) “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

“Base Salary” means the compensation paid to Executive in consideration of services rendered, excluding amounts to be paid for bonuses that are anticipated but have not yet accrued at the time of Change in Control.

“Equity Interest Payout” means the net present value, using a discount rate of nine percent (9%) of Three Million Dollars ($3,000,000.00) based on a future payment date of June 30, 2012.

By signing below, Executive expressly acknowledges that nothing contained herein shall be construed as a contract for employment or otherwise as a guaranty of employment. Executive further acknowledges that until such time that there is a Change in Control, if ever, or except as may be provided in a written employment agreement, Executive shall continue as an “at will” employee of the Company, subject to the terms of the Offer Letter.

THIS LETTER AGREEMENT SHALL NOT BE EFFECTIVE UNLESS SIGNED BY EXECUTIVE AND RETURNED TO THE UNDERSIGNED ON OR BEFORE FEBRUARY 8, 2008.

Sincerely,
Cosmo Senior Borrower, LLC

/s/ Ian Bruce Eichner
Ian Bruce Eichner
Chief Executive Officer

ACKNOWLEDGMENT

By signing below I hereby acknowledge that I have read and fully understand the terms and conditions of the foregoing letter agreement. I understand that the letter agreement is not a contract for employment and does not guarantee me continued employment. I further understand that until such time that there is a Change in Control, if ever, or except as may be provided in a written employment agreement, I am an “at will” employee of the Company, subject to the terms of the Offer Letter.

/s/ Nathan Hong	2/1/08
Signature	Date

Nathan Hong
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